Exhibit 10.2

FORM OF
2001 COMPREHENSIVE STOCK PLAN
RESTRICTED STOCK UNIT AGREEMENT

Awardee: _______________ (“Awardee”)
Grant Date: ______ ______, 20__
Number of Restricted Stock Units: ________

                  This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of the Grant Date by and between UNITED RENTALS, INC., a Delaware corporation having an office at Five Greenwich Office Park, Greenwich, CT 06831 (the “Company”), and Awardee. Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s 2001 Comprehensive Stock Plan (the “Plan”).

                  In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.     Grant of Restricted Stock Units. The Company hereby grants ______ Restricted Stock Units (the “Units”) to Awardee pursuant to the Plan for the performance period beginning on ________, 20__ and ending on _________, 20__ (the “Performance Period”), subject to the terms and conditions of this Agreement and the Plan. Awardee’s failure to sign and return a copy of this Agreement within 30 days of receipt shall automatically effect a cancellation and forfeiture of the Units, except as determined by the Company in its sole discretion.

          2.     Vesting.

                  (a) General. The Units shall vest on __________, 20__, based on the extent to which the Company has achieved or surpassed the $ __________billion target level of Cumulative EBITDA (“Target EBITDA”) and the ________% to _______% target level of EBITDA Margin (“Target Margin”), in both cases measured over the Performance Period. Achievement of both Target EBITDA and Target Margin shall result in the vesting of _______ Units (the “Target Vested Units”).

                  (b) Determination of Units Vesting. The number of Units that shall vest on __________, 20__ shall be determined by multiplying the Target Vested Units by both the applicable EBITDA Multiplier and the Margin Multiplier as shown on the following schedules based on the Company’s achievement of Cumulative EBITDA and EBITDA Margin. The EBITDA Multiplier for a Cumulative EBITDA between the threshold, target and the maximum performance levels reflected on the Cumulative EBITDA schedule shall be determined by interpolation. At the end of the Performance Period, the Committee shall determine the performance level achieved.

Cumulative EBITDA	EBITDA Multiplier

Below Threshold	0

Threshold – 95% of Target EBITDA	0

Target – 100% of Target EBITDA	1

Maximum – 110% or greater	1 ⅔

EBITDA Margin	Margin Multiplier

Less than Target Margin (Below ____%)	.8

Target Margin (____%-____%)	1

Above Target Margin (Above ____%)	1.2

                    (c) Definitions.

(i)	“EBITDA Margin” shall mean the result of dividing (x) EBITDA for the Performance Period by (y) the Revenues for the Performance Period.

(ii)	“EBITDA” shall mean the Company earnings before interest, taxes, depreciation and amortization as determined under generally accepted accounting principles (“GAAP”).

(iii)	“Revenues” shall mean the revenues of the Company for the Performance Period as reported in the Company’s consolidated financial statements.

3.	Termination of Employment; Change in Control.

(a)	Termination of Employment.

(i) Except as provided herein, in the event Awardee’s employment terminates for any reason whatsoever, all unvested Units shall be canceled and forfeited as of the date of such termination.

(ii)

In the event Awardee's employment is terminated as a result of Awardee’s death or “Disability” (as defined in the Awardee’s employment agreement with the Company) or, on or after the 12th month anniversary of the first day of the Performance Period, the Awardee’s employment is terminated by the Company without “Cause” or by Awardee for “Good Reason” (as such terms are defined in the Awardee’s employment agreement with the Company), then Awardee shall vest on December 31, 2010 in that number of Units equal to the product of (x) the number of Units that the Awardee would have vested in pursuant to Section 2 had Awardee’s employment not been terminated, multiplied by (y) a fraction, the numerator is the number of calendar days during the Performance Period during which the Awardee was employed, and the denominator of which is the number of calendar days in the Performance Period.

(b)

Change in Control. Notwithstanding the foregoing, in the event of a “Change in Control” (as defined in the Awardee’s employment agreement with the Company), Awardee shall vest in that number of Units equal to the product of (x) the Target Vested Units by (y) a fraction, the numerator of which is the number of calendar days during the Performance Period prior to the Change in Control and the denominator of which is the number of calendar days in the Performance Period.

4.	Payment With Respect to Units.

(a)

General. Except as otherwise provided in paragraph 4(b), vested Units shall be settled in shares of Company common stock (“Stock”) on a one-for-one basis, as soon as practicable following the date on which the Compensation Committee certifies the Cumulative EBITDA and Average EBITDA Margin with respect to the Performance Year, but in no event later than the first anniversary of the last date of the Performance Period. The Company shall deliver to Awardee a certificate, free and clear of any restricted legend (other than those legends determined by Company counsel to be necessary or desirable to comply with applicable law, regulations or rules), representing a number of shares of Stock equal to the number of Units that vested on the last day of the Performance Period, provided that Awardee has satisfied Awardee’s tax withholding obligations with respect to such delivery.

(b)

Change in Control. Notwithstanding paragraph 4(a) above, payment in respect of vested Units shall be made simultaneous with the occurrence of a Change in Control which constitutes a change in control event for purposes of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended and applicable administrative guidance and regulations (the “Code”).

(c)

Section 409A. If necessary to comply with Section 409A(a)(2)(B)(i) of the Code, the delivery (or payment) with respect to vested Units shall not be made until six months and a day after Awardee separates from service with the Company.

          5.       No Rights as a Stockholder. Neither the Units nor this Agreement shall entitle Awardee to any voting rights or other rights as a stockholder of the Company. Without limiting the generality of the foregoing, no dividends or dividend equivalents shall accrue or be paid with respect to any Units.

          6.     Transferability of Units. Units are not transferable by Awardee, whether by sale, assignment, exchange, pledge, or hypothecation, or by operation of law or otherwise.

          7.     Conformity with Plan. Except as specifically set forth herein, this Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Any inconsistencies between this Agreement and the Plan with respect to any mandatory provisions of the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, Awardee acknowledges receipt of the Plan and confirms Awardee’s agreement to be bound by all the terms of the Plan.

          8.     Withholding Taxes. Awardee shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required to be withheld by applicable law or regulation in respect of the Award no later than the date of the event creating the tax liability. The Company may, and, in the absence of other timely payment or provision made by Awardee that is satisfactory to the Company, shall, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to Awardee, including, but not limited to, by withholding shares from any shares of stock to be delivered hereunder. In the event that payment to the Company of such tax obligations is made by delivery or withholding of shares of Stock, such shares shall be valued at their fair market value (as determined in accordance with the Plan) on the applicable date for such purposes.

          9.     Awardee Advised To Obtain Personal Counsel and Tax Representation. IMPORTANT: The Company and its employees do not provide any guidance or advice to individuals who may be granted Units or other Awards under the Plan regarding the federal, state or local income tax consequences or employment tax consequences of participating in the Plan. Notwithstanding any withholding by the Company of taxes hereunder, Awardee remains responsible for determining Awardee’s own personal tax consequences with respect to the Units, the receipt of shares of Stock upon their vesting and otherwise of participating in the Plan, and also ultimately remains liable for any tax obligations in connection therewith (including any amounts owed in excess of withheld amounts). Accordingly, Awardee may wish to retain the services of a professional tax advisor in connection with the Units and this Agreement.

          10.     Beneficiary Designation. Awardee may designate one or more beneficiaries, from time to time, to whom any benefit under this Agreement is to be paid in case of Awardee’s death. Each designation must be in writing, signed by Awardee and delivered to the Company. Each new designation will revoke all prior designations.

          11.     Disputes. Any question concerning the interpretation of or performance by the Company or Awardee under this Agreement, including, but not limited to, the Units, their vesting or the issuance or delivery of shares of Stock, or any other dispute or controversy that may arise in connection herewith or therewith, shall be determined by the Company in its sole and absolute discretion.

          12.     Clawback. If the financial results of the Company for any period within the Performance Period are the subject of a Mandatory Restatement (as defined below) and a lower number of Units (or no Units) would have vested based upon the restated financial results, Awardee shall reimburse the Company the difference between the fair market value (measured at the time of delivery) of the shares actually delivered to Awardee under this Agreement and of the shares that would have been deliverable to Awardee, reduced by the Net Tax Costs (as defined below), based on the restated financial results. Awardee’s reimbursement to the Company shall be made within 30 business days after receiving written notice of the amount owed and the calculations thereof. A “Mandatory Restatement” shall mean a restatement of the Company’s financial statement which, in the good faith opinion of the Company’s public accounting firm, is required to be implemented pursuant to generally accepted accounting principles, but excluding (i) any restatement which is required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year, or (ii) any restatement that (A) in the good faith judgment of the Audit Committee of the Board (“Audit Committee”), is required due to a change in the manner in which the Company’s auditors interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based), or (B) is otherwise required due to events, facts or changes in law or practice that the Board of Directors concludes were beyond the control and responsibilities of Awardee and that occurred regardless of the Awardee’s diligent and thorough performance of his duties and responsibilities. “Net Tax Costs” shall mean the net amount of any federal, foreign, state or local income and employment taxes paid by Awardee in respect of the portion of the Award subject to reimbursement, after taking into account any and all available deductions, credits or other offsets allowable to the Awardee (including without limit, any deductions permitted under the claim of right doctrine), and regardless of whether the Awardee would be required to amend any prior income or other tax returns.

13.	Miscellaneous.

(a)

References herein to determinations or other decisions or actions to be taken or made by the Company shall be made by the Administrator or such other person or persons to whom the Administrator may from time to time delegate authority or otherwise designate.

(b)

This Agreement may not be changed or terminated except by written agreement signed by an authorized officer of the Company and Awardee. It shall be binding on the parties and on their personal representatives and permitted assigns.

(c)	This Agreement, together with the Plan, constitutes the entire understanding of the parties, and supersedes and cancels all prior agreements, with respect to the subject matter hereof.

(d)	This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to principles of conflicts of law.

(e)	This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNITED RENTALS, INC.

By:

AWARDEE:

By: